EXHIBIT 10.61

AMENDMENT TO EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT
This Amendment to Employment and Post-Employment Covenants Agreement (“Amendment”) is made as of the 23rd day of January, 2019 (the “Effective Date”) by and between The TDL Group Corp. (the “Company”) and Joshua Kobza (“Kobza”) (each a “Party” and, collectively, the “Parties”), to that certain Employment and Post-Employment Covenants Agreement between the Parties dated as of February 9, 2015, as such agreement may have been amended from time to time, that governs the terms and conditions of Kobza’s employment with the Company (the “Agreement”). Unless defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, Kobza served as the Company’s Chief Financial Officer through January 21, 2018;

WHEREAS, from January 22, 2018 through January 22, 2019, Kobza served as the Company’s Chief Technology and Development Officer; and

WHEREAS, Kobza has been appointed to the position of Chief Operating Officer of the Company effective on the Effective Date, and the Parties desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as follows, effective as of the Effective Date. The Parties acknowledge that this Amendment is not applicable to any period(s) prior to the Effective Date.

1.	Position and Responsibilities. Section 2(b) of the Agreement is deleted in its entirety and replaced with the following:

“2(b) Position and Responsibilities. During the Employment Period, Executive shall serve as Chief Operating Officer and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Company specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization). Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities for the Company and its Affiliates to the best of Executive’s ability.”

2.	Location. Section 2(c) of the Agreement is amended to change the word “Oakville” to “Toronto” where it appears in such Section 2(c).

3.	Base Salary. Section 3 of the Agreement is amended to change Kobza’s Base Salary from US$600,000 to US$650,000.

4.	Annual Incentive Compensation. Section 4 of the Agreement is amended to change Kobza’s target bonus with respect to 2019 to Two Hundred Fifty percent (250%).

5.	Restrictive Covenants. Section 8 of the Agreement is deleted in its entirety and replaced with the following:

“8.    Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that Executive will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company and its Affiliates pertaining or related to the quick service restaurant business.  Executive agrees that Executive could cause grave harm to the Company and its Affiliates if Executive, among other things, worked for the Company’s or any of its Affiliates’ competitors, solicited the Company’s or any of its Affiliates’ employees away from the Company or any of its Affiliates, as applicable, or solicited the Company’s or any of its Affiliates’ franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged any Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:
(a)    Confidentiality. Executive agrees that during Executive’s employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
(b)    Non-Competition. Executive agrees that during the Employment Period, Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities to the Company and the Company’s Affiliates as contemplated by the Affiliate Agreements to the best of Executive’s ability, and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company and the Company’s Affiliates as contemplated by the Affiliate Agreements. Executive further agrees that during the Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company or any of its Affiliates, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business in any jurisdiction or country where the Company or any of its Affiliates has business operations at the time of Executive’s termination, including any franchisee of the Company or any if its Affiliates, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations and that of its Affiliates throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision and agrees that this non-compete provision applies on a worldwide basis.
(c)    Non-Solicitation of Employees and Franchisees. During Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its Affiliates with, any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.”

6.	Arbitration. Section 15(b) of the Agreement is amended to change the word “Oakville” to “Toronto” in line 9 thereof.

7.
Notices. Section 15(g) of the Agreement is amended to change the Company’s notice and copy addresses to the following: Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada MX5 1E1. Notices to the Company shall be sent to the attention of the Chief People Officer, and copies of notices to the Company shall be sent to the attention of the General Counsel.

8.
Miscellaneous. All provisions of the Agreement not modified by this Amendment remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute one and the same instrument. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

IN WITNESS WHEREOF, the Company and Kobza have executed this Amendment as of the dates listed below.

JOSHUA KOBZA Signature:_/s/Joshua Kobza___________ Print Name:_Joshua Kobza____________ Date: January 23, 2019 ______________	THE TDL GROUP CORP. By:_/s/Jill Granat_______________________ Name:_Jill Granat_ _____________________ Title:_Secretary________________________ Date:_January 23, 2019__ _______________